Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

HARSCO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.25 per share	Rule 457(c) and Rule 457(h)	2,207,000(2)	$6.88(3)	$15,184,160	0.0001102	$1,673.29

Total Offering Amount					$15,184,160		$1,673.29

Total Fee Offsets							$0.00

Net Fees Due							$1,673.29

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of common stock, par value $1.25 per share (the “Common Stock”) of Harsco Corporation (the “Registrant”) that may be offered or issued under the 2013 Equity and Incentive Compensation Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)	Represents additional shares of the Common Stock authorized for issuance under the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 1, 2023, which was $6.88.